October 2025

Pricing Supplement filed pursuant to Rule 424(b)(2) dated October 24, 2025 / Registration Statement No. 333-284538
STRUCTURED INVESTMENTS

Opportunities in U.S. Equities

GS Finance Corp.

$21,730,000 Contingent Income Auto-Callable Securities Based on the Performance of the Class A Common Stock of Robinhood Markets, Inc. due October 27, 2028

Principal at Risk Securities

The Contingent Income Auto-Callable Securities are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your securities is based on the performance of the Class A common stock of Robinhood Markets, Inc. The securities will mature on the stated maturity date unless they are automatically called on any call observation date. If the final share price is greater than or equal to the downside threshold price, you will receive your $1,000 principal amount of your securities plus a contingent quarterly coupon (as described below). You will not participate in any appreciation of the underlying stock. If the final share price is less than the downside threshold price, you will not receive a coupon payment and you will lose a significant portion or all of your investment.

Your securities will be automatically called if the closing price of the underlying stock on any call observation date is greater than or equal to the initial share price, resulting in a payment on the corresponding call payment date equal to the principal amount of your securities plus the contingent quarterly coupon (as described below) then due.

The securities will not pay a fixed coupon and may pay no coupon on a coupon payment date. On each coupon observation date, subject to the automatic call feature, if the closing price of the underlying stock is greater than or equal to the downside threshold price, you will receive on the corresponding coupon payment date a contingent quarterly coupon payment. If the closing price of the underlying stock on any coupon observation date is less than the downside threshold price, you will not receive a contingent quarterly coupon payment on the applicable coupon payment date.

The securities are for investors who seek to earn a contingent quarterly coupon at an above current market rate in exchange for the risk of receiving few or no contingent quarterly coupons and the risk of losing all or a portion of the principal of their securities.

FINAL TERMS (continued on page PS-2)
Company (Issuer) / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Underlying stock:	the Class A common stock of Robinhood Markets, Inc. (current Bloomberg ticker: “HOOD UW”)
Principal amount:

$21,730,000 in the aggregate on the original issue date; the aggregate principal amount may be increased if the company, at its sole option, decides to sell an additional amount on a date subsequent to the pricing date. Subject to redemption by the company as provided under “— Automatic call feature” below, on the stated maturity date, in addition to the final contingent quarterly coupon, if any, the company will pay, for each $1,000 of the outstanding principal amount, an amount, if any, in cash equal to the payment at maturity.

Pricing date:	October 24, 2025
Original issue date:	October 29, 2025
Determination date:	the last coupon observation date, October 24, 2028, subject to adjustment as described in the accompanying general terms supplement
Stated maturity date:	October 27, 2028, subject to adjustment as described in the accompanying general terms supplement
Payment at maturity:	• if the final share price is greater than or equal to the downside threshold price, $1,000; or • if the final share price is less than the downside threshold price, $1,000 × the share performance factor
Initial share price:	$139.79, which is equal to the closing price of the underlying stock on the pricing date
Final share price:	the closing price of the underlying stock on the determination date, subject to adjustment as described in the accompanying general terms supplement
Downside threshold price:	$69.895, which represents 50.00% of the initial share price
Contingent quarterly coupon:

subject to the automatic call feature, on each coupon payment date, for each $1,000 of the outstanding principal amount, the company will pay an amount in cash equal to:

•
if the closing price of the underlying stock on the applicable coupon observation date is greater than or equal to the downside threshold price, (i) the product of $51.25 times the number of coupon observation dates that have occurred up to and including the relevant coupon observation date minus (ii) the sum of all contingent quarterly coupons previously paid, if any; or
•
if the closing price of the underlying stock on the applicable coupon observation date is less than the downside threshold price, $0.00

CUSIP / ISIN:	40058QMA4 / US40058QMA49
Underwriter:	Goldman Sachs & Co. LLC
Estimated value:	approximately $968 per security. See page PS-3 for more information.
Original issue price	Underwriting discount	Net proceeds to the issuer
100% of the principal amount	2.25% ($488,925 in total)*	97.75% ($21,241,075 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $22.50 for each security it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each security as a structuring fee.

Your investment in the securities involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-11. You should read the disclosure herein to better understand the terms and risks of your investment. Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 20,398 dated October 24, 2025

FINAL TERMS (continued)
Coupon observation dates:	as set forth under “Coupon observation dates” below
Coupon payment dates:	as set forth under “Coupon payment dates” below
Call observation dates:	each coupon observation date specified in the table below commencing on January 26, 2026 and ending on July 24, 2028
Call payment dates:	the coupon payment date immediately after the applicable call observation date
Automatic call feature:

if, as measured on any call observation date, the closing price of the underlying stock is greater than or equal to the initial share price, your securities will be automatically called and, in addition to the contingent quarterly coupon then due, you will receive $1,000 for each $1,000 principal amount. No payments will be made after the call payment date.

Share performance factor:	final share price / initial share price
Authorized denominations:	$1,000 or any integral multiple of $1,000 in excess thereof
Listing:	the securities will not be listed on any securities exchange or interdealer quotation system

Coupon observation dates*	Coupon payment dates*
January 26, 2026Ɨ	January 29, 2026
April 24, 2026	April 29, 2026
July 24, 2026	July 29, 2026
October 26, 2026	October 29, 2026
January 25, 2027	January 28, 2027
April 26, 2027	April 29, 2027
July 26, 2027	July 29, 2027
October 25, 2027	October 28, 2027
January 24, 2028	January 27, 2028
April 24, 2028	April 27, 2028
July 24, 2028	July 27, 2028
October 24, 2028 (determination date)	October 27, 2028 (stated maturity date)
* Subject to adjustment as described in the accompanying general terms supplement Ɨ This is the first date on which your securities may be automatically called.

October 2025

The issue price, underwriting discount and net proceeds listed on the cover page relate to the securities we sell initially. We may decide to sell additional securities after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in the securities will depend in part on the issue price you pay for such securities.

GS Finance Corp. may use this prospectus in the initial sale of the securities. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a security after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Securities

The estimated value of your securities at the time the terms of your securities are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $968 per $1,000 principal amount, which is less than the original issue price. The value of your securities at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell securities (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your securities at the time of pricing, plus an additional amount (initially equal to $32 per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your securities (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through January 28, 2026, as described below). On and after January 29, 2026, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your securities (if it makes a market) will equal approximately the then-current estimated value of your securities determined by reference to such pricing models.

With respect to the $32 initial additional amount:

•
$9.5 will decline to zero on a straight-line basis from the time of pricing through January 28, 2026; and
•
$22.5 will decline to zero on a straight-line basis from November 24, 2025 through December 7, 2025.

October 2025

About Your Securities

The securities are notes that are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below, does not set forth all of the terms of your securities and therefore should be read in conjunction with such documents:

•
General terms supplement no. 17,741 dated February 14, 2025
•
Prospectus supplement dated February 14, 2025
•
Prospectus dated February 14, 2025

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your securities.

We refer to the securities we are offering by this pricing supplement as the “offered securities” or the “securities”. Each of the offered securities has the terms described in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us.

Please note that, for purposes of this pricing supplement, references in the general terms supplement no. 17,741 to “underlier(s)”, “indices”, “exchange-traded fund(s)”, “index stock(s)”, “index stock issuer(s)”, “lesser performing”, “trade date”, “underlier sponsor”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “underlying(s)”, “underlying index(es)”, “underlying ETF(s)”, “underlying stock(s)”, “underlying stock issuer(s)”, “worst performing”, “pricing date”, “underlying index publisher”, “valuation date”, “principal amount”, “value” and “payment at maturity”, respectively. In addition, for purposes of this pricing supplement, references in the general terms supplement no. 17,741 to “trading day” shall be deemed to refer to “underlying business day”, “index business day” or “ETF business day”, as applicable, and references to “closing level” shall be deemed to refer to “closing price”, “closing value”, “index closing value” or “ETF closing price”, as applicable.

The securities will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

The securities will be issued in book-entry form and represented by master note no 3, dated March 22, 2021.

October 2025

Investment Summary

Contingent Income Auto-Callable Securities Based on the Performance of the Class A Common Stock of Robinhood Markets, Inc. due October 27, 2028

The Contingent Income Auto-Callable Securities Based on the Performance of the Class A Common Stock of Robinhood Markets, Inc. due October 27, 2028, which we refer to as the securities, provide an opportunity for investors to earn a contingent quarterly coupon for each $1,000 principal amount of their securities equal to (i) the product of $51.25 times the number of coupon observation dates that have occurred up to and including the relevant coupon observation date minus (ii) the sum of all coupons previously paid, if any, but only if the closing price of the underlying stock is greater than or equal to the downside threshold price on the related coupon observation date. It is possible that the closing price of the underlying stock could remain below the downside threshold price for extended periods of time or even throughout the term of the securities so that you may receive few or no contingent quarterly coupons.

If the closing price of the underlying stock is greater than or equal to the initial share price on any call observation date, the securities will be automatically called for an amount equal to the principal amount plus the contingent quarterly coupon then due. If the securities have not previously been automatically called and the final share price is greater than or equal to the downside threshold price, the payment at maturity will be $1,000 plus the final contingent quarterly coupon. However, if the securities have not previously been automatically called and the final share price is less than the downside threshold price, investors will be exposed to the decline in the closing price of the underlying stock, as compared to the initial share price, on a 1 to 1 basis. In this case, the payment at maturity will be less than 50.00% of the principal amount of the securities and could be zero. Investors in the securities must be willing to accept the risk of losing their entire principal and also the risk of not receiving any contingent quarterly coupon. In addition, investors will not participate in any appreciation of the underlying stock.

Key Investment Rationale

The securities offer investors an opportunity to earn a contingent quarterly coupon with respect to each coupon observation date on which the closing price of the underlying stock is greater than or equal to the downside threshold price. The securities may be automatically called prior to maturity for the principal amount per security plus the contingent quarterly coupon then due, and the payment at maturity will vary depending on the final share price, as follows:

Scenario 1

On any of the call observation dates, the closing price of the underlying stock is greater than or equal to the initial share price.

▪
The securities will be automatically called for (i) the principal amount plus (ii) the contingent quarterly coupon then due.
▪
Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 2

The securities are not automatically called prior to maturity, and the final share price is greater than or equal to the downside threshold price.

▪
The payment due at maturity will be $1,000.00 plus the final contingent quarterly coupon.
▪
Investors will not participate in any appreciation of the underlying stock from the initial share price.

Scenario 3

The securities are not automatically called prior to maturity, and the final share price is less than the downside threshold price.

▪
The payment due at maturity will be equal to the product of (i) the stated principal amount times (ii) the share performance factor.
▪
Investors will lose a significant portion, and may lose all, of their principal in this scenario.

October 2025

How the Securities Work

The following diagrams illustrate the potential outcomes for the securities depending on (i) the closing price of the underlying stock on the applicable call observation date and (ii) the final share price.

Diagram #1: Call Observation Dates (Beginning on the First Coupon Observation Date)

Diagram #2: Payment at Maturity If the Securities Are Not Automatically Called

October 2025

Hypothetical Examples

The following examples are provided for purposes of illustration only. The examples should not be taken as an indication or prediction of future investment results and are intended merely to illustrate (i) the impact that various hypothetical closing prices of the underlying stock on a coupon observation date could have on the coupon payable, if any, on the related coupon payment date and (ii) the impact that various hypothetical final share prices could have on the payment at maturity assuming all other variables remain constant.

The information in the following examples reflects hypothetical rates of return on the offered securities assuming that they are purchased on the original issue date at the principal amount and held to a call payment date or the stated maturity date. If you sell your securities in a secondary market prior to a call payment date or the stated maturity date, your return will depend upon the market value of your securities at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the underlying stock and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor.

For these reasons, the actual performance of the underlying stock over the life of your securities, as well as the amount payable at maturity, if any, may bear little relation to the hypothetical examples shown below or to the historical underlying stock prices shown elsewhere in this pricing supplement. For information about the historical prices of the underlying stock during recent periods, see “The Underlying Stock — Historical Closing Prices of the Underlying Stock” below.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your securities, tax liabilities could affect the after-tax rate of return on your securities to a comparatively greater extent than the after-tax return on the underlying stock.

The below examples are based on the following terms:

Hypothetical initial share price:	$100.00*
Hypothetical downside threshold price:	$50.00, which is 50.00% of the hypothetical initial share price
Contingent quarterly coupon:

(i) the product of $51.25 times the number of coupon observation dates that have occurred up to and including the relevant coupon observation date minus (ii) the sum of all contingent quarterly coupons previously paid, if any

Principal amount:	$1,000 per security

* The hypothetical initial share price of $100.00 has been chosen for illustrative purposes only and does not represent the actual initial share price.

October 2025

In Examples 1 and 2, the closing price of the underlying stock fluctuates over the term of the securities and the closing price of the underlying stock is greater than or equal to the hypothetical initial share price on one of the call observation dates. Because the closing price of the underlying stock is greater than or equal to the hypothetical initial share price on one of the call observation dates, the securities are automatically called on the applicable call observation date. In Examples 3 and 4, the closing price of the underlying stock on all of the call observation dates is less than the hypothetical initial share price, and, consequently, the securities are not automatically called prior to, and remain outstanding until, maturity.

	Example 1			Example 2
Date	Hypothetical Closing Price on Corresponding Date	Contingent Quarterly Coupon	Amount Payable on the Call Payment Date*	Hypothetical Closing Price on Corresponding Date	Contingent Quarterly Coupon	Amount Payable on the Call Payment Date*
Coupon Observation Date / Call Observation Date #1	$150.00	$51.25	$1,051.25	$70.00	$51.25	N/A
Coupon Observation Date / Call Observation Date #2	N/A	N/A	N/A	$40.00	$0.00	N/A
Coupon Observation Date / Call Observation Date #3	N/A	N/A	N/A	$45.00	$0.00	N/A
Coupon Observation Date / Call Observation Date #4	N/A	N/A	N/A	$55.00	$153.75	N/A
Coupon Observation Date / Call Observation Date #5	N/A	N/A	N/A	$140.00	$51.25	$1,051.25
Coupon Observation Date / Call Observation Date #6	N/A	N/A	N/A	N/A	N/A	N/A
Coupon Observation Date / Call Observation Date #7	N/A	N/A	N/A	N/A	N/A	N/A
Coupon Observation Date / Call Observation Date #8	N/A	N/A	N/A	N/A	N/A	N/A
Coupon Observation Date / Call Observation Date #9	N/A	N/A	N/A	N/A	N/A	N/A
Coupon Observation Date / Call Observation Date #10	N/A	N/A	N/A	N/A	N/A	N/A
Coupon Observation Date / Call Observation Date #11	N/A	N/A	N/A	N/A	N/A	N/A
Coupon Observation Date #12 / Determination Date	N/A	N/A	N/A	N/A	N/A	N/A

* The amount payable on a call payment date includes the unpaid contingent quarterly coupon with respect to the coupon observation date on which the closing price of the underlying stock is greater than or equal to the initial share price and the securities are automatically called as a result.

▪
In Example 1, the securities are automatically called on the first call observation date as the closing price of the underlying stock on such date is greater than the initial share price. You receive an amount on the corresponding call payment date, calculated as follows:

stated principal amount + contingent quarterly coupon = $1,000.00 + $51.25 = $1,051.25

In this example, the automatic call feature limits the term of your investment to approximately 3 months, and you may not be able to reinvest at comparable terms or returns. If the securities are automatically called, you will stop receiving contingent coupons.

▪
In Example 2, the securities are automatically called on the fifth call observation date as the closing price of the underlying stock on such date is greater than the initial share price. As the closing price of the underlying stock on the first coupon observation date is greater than the downside threshold price, you receive the contingent quarterly coupon of $51.25 with respect to such coupon observation date. Because the closing price of the underlying stock is less than the downside threshold price on the second and third coupon observation dates, you will not receive the contingent quarterly coupons applicable to those coupon observation dates on the related coupon payment dates; however, because the closing price of the underlying stock on the fourth coupon observation date is greater than the downside threshold price, the contingent quarterly coupons that would have been paid on the second and third coupon payment dates had the closing price of the underlying stock been greater than or equal to the downside threshold price on those coupon observation dates will be paid on the fourth coupon payment date. Following the fifth coupon observation date, you receive an amount on the corresponding call payment date of $1,051.25, which includes the contingent quarterly coupon with respect to the fifth coupon observation date.

In this example, the automatic call feature limits the term of your investment to approximately 15 months, and you may not be able to reinvest at comparable terms or returns. If the securities are automatically called, you will stop receiving contingent coupons. Further, although the underlying stock has appreciated by 40.00% from its initial share price as of the fifth call observation date, on the call payment date you receive only $1,051.25 per security and do not benefit from such appreciation.

October 2025

	Example 3			Example 4
Date	Hypothetical Closing Price on Corresponding Date	Contingent Quarterly Coupon	Amount Payable on the Call Payment Date	Hypothetical Closing Price on Corresponding Date	Contingent Quarterly Coupon	Amount Payable on the Call Payment Date
Coupon Observation Date / Call Observation Date #1	$40.00	$0.00	N/A	$60.00	$51.25	N/A
Coupon Observation Date / Call Observation Date #2	$45.00	$0.00	N/A	$45.00	$0.00	N/A
Coupon Observation Date / Call Observation Date #3	$30.00	$0.00	N/A	$30.00	$0.00	N/A
Coupon Observation Date / Call Observation Date #4	$45.00	$0.00	N/A	$45.00	$0.00	N/A
Coupon Observation Date / Call Observation Date #5	$40.00	$0.00	N/A	$40.00	$0.00	N/A
Coupon Observation Date / Call Observation Date #6	$35.00	$0.00	N/A	$35.00	$0.00	N/A
Coupon Observation Date / Call Observation Date #7	$30.00	$0.00	N/A	$30.00	$0.00	N/A
Coupon Observation Date / Call Observation Date #8	$40.00	$0.00	N/A	$40.00	$0.00	N/A
Coupon Observation Date / Call Observation Date #9	$25.00	$0.00	N/A	$25.00	$0.00	N/A
Coupon Observation Date / Call Observation Date #10	$45.00	$0.00	N/A	$45.00	$0.00	N/A
Coupon Observation Date / Call Observation Date #11	$40.00	$0.00	N/A	$40.00	$0.00	N/A
Coupon Observation Date #12 / Determination Date	$40.00	$0.00	N/A	$85.00	$563.75	N/A
Payment at Maturity	$400.00			$1,563.75

Examples 3 and 4 illustrate the payment at maturity per security based on the final share price.

▪
In Example 3, the closing price of the underlying stock is less than the downside threshold price on each coupon observation date and the determination date. As a result, you do not receive any contingent quarterly coupons during the term of the securities and, at maturity, you are fully exposed to the decline in the closing price of the underlying stock. As the final share price is less than the downside threshold price, investors will receive a payment at maturity equal to the product of (i) the stated principal amount times (ii) the share performance factor, calculated as follows:

stated principal amount × share performance factor = $1,000.00 × ($40.00/$100.00) = $400.00

In this example, the payment you receive at maturity is significantly less than the principal amount.

▪
In Example 4, as the closing price of the underlying stock on the first coupon observation date is greater than the downside threshold price, you receive the contingent quarterly coupon of $51.25 with respect to such coupon observation date. Because the closing price of the underlying stock is less than the downside threshold price on the second through eleventh coupon observation dates, you will not receive the contingent quarterly coupons applicable to those coupon observation dates on the related coupon payment dates. In addition, the closing price of the underlying stock decreases to a final share price of $85.00. Although the final share price is less than the initial share price, because the final share price is still not less than the downside threshold price, you receive $1,000 plus the final contingent quarterly coupon. Accordingly, the contingent quarterly coupons that would have been paid on the second through eleventh coupon payment dates had the closing price of the underlying stock been greater than or equal to the downside threshold price on those coupon observation dates will be paid on the stated maturity date.

In this example, although the final share price represents a 15.00% decline from the initial share price, you receive a total payment of $1,563.75 per security at maturity because the final share price is not less than the downside threshold price.

October 2025

Hypothetical Payment at Maturity Examples

The following examples assume that neither a market disruption event nor a non-trading day occurs on the originally scheduled determination date, there are no changes in or affecting the underlying stock and that the effect of any accrued and unpaid coupon has been excluded.

If the securities are not automatically called on any call observation date (i.e., on each call observation date the closing price of the underlying stock is less than the initial share price), the cash payment we would deliver for each $1,000 principal amount of your securities on the stated maturity date will depend on the performance of the underlying stock on the determination date, as shown in the table below. The table below assumes that the securities have not been automatically called on a call observation date and reflects hypothetical amounts that you could receive on the stated maturity date. The levels in the left column of the table below represent hypothetical final share prices and are expressed as percentages of the initial share price. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final share price, and are expressed as percentages of the principal amount of a security (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the amount of cash that we would deliver for each $1,000 of the outstanding principal amount of the offered securities on the stated maturity date would equal 100.000% of the principal amount of a security, based on the corresponding hypothetical final share price and the assumptions noted above.

The Securities Have Not Been Automatically Called
Hypothetical Final Share Price (as Percentage of Initial Share Price)	Hypothetical Payment at Maturity (as Percentage of Principal Amount)

175.000%	100.000%*
150.000%	100.000%*
125.000%	100.000%*
110.000%	100.000%*
100.000%	100.000%*
85.000%	100.000%*
75.000%	100.000%*
50.000%	100.000%*
49.999%	49.999%
45.000%	45.000%
30.000%	30.000%
25.000%	25.000%
0.000%	0.000%

* Does not include the final contingent quarterly coupon.

As shown in the table above, if the securities have not been automatically called on a call observation date:

•
If the final share price were determined to be 25.000% of the initial share price, the amount that we would pay on your securities at maturity would be 25.000% of the principal amount of your securities. As a result, if you purchased your securities on the original issue date at the principal amount and held them to the stated maturity date, you would lose 75.000% of your investment (if you purchased your securities at a premium to principal amount you would lose a correspondingly higher percentage of your investment).
•
If the final share price were determined to be 175.000% of the initial share price, the amount that we would pay on your securities at maturity would be limited to 100.000% of each $1,000 principal amount of your securities. As a result, if you held your securities to the stated maturity date, you would not benefit from any increase in the final share price over the initial share price.

October 2025

Risk Factors

An investment in your securities is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying general terms supplement. You should carefully review these risks and considerations as well as the terms of the securities described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying general terms supplement. Your securities are a riskier investment than ordinary debt securities. Also, your securities are not equivalent to investing directly in the underlying stock. You should carefully consider whether the offered securities are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

You May Lose Your Entire Investment in the Securities

You can lose your entire investment in the securities. Assuming your securities are not automatically called, the payment on your securities, if any, on the stated maturity date will be based on the performance of the underlying stock as measured from the initial share price to the closing price of the underlying stock on the determination date. If the final share price of the underlying stock is less than the downside threshold price, you will lose 1.00% of the stated principal amount of your securities for every 1.00% decline in the closing price over the term of the securities, and you will lose a significant portion or all of your investment. Thus, you may lose your entire investment in the securities, and you will lose a significant portion or all of your investment, which would include any premium to principal amount you paid when you purchased the securities.

Also, the market price of your securities prior to a call payment date or the stated maturity date, as the case may be, may be significantly lower than the purchase price you pay for your securities. Consequently, if you sell your securities before the stated maturity date, you may receive far less than the amount of your investment in the securities.

The Return on Your Securities May Change Significantly Despite Only a Small Incremental Change in the Price of the Underlying Stock

If your securities are not redeemed and the final share price of the underlying stock is less than the downside threshold price, you will lose all or a substantial portion of your investment in the securities. This means that while a decrease in the final share price of the underlying stock to the downside threshold price will not result in a loss of principal on the securities, a decrease in the final share price of the underlying stock to less than the downside threshold price will result in a loss of a significant portion of the stated principal amount of the securities despite only a small incremental change in the price of the underlying stock.

You May Not Receive a Contingent Quarterly Coupon on Any Coupon Payment Date

If the closing price of the underlying stock on any coupon observation date is less than the downside threshold price, you will not receive a coupon payment on the applicable coupon payment date. If this occurs on every coupon observation date, you will receive no contingent quarterly coupons and you will earn less than you would have earned by investing in a security that bears interest at the prevailing market rate.

Although the contingent quarterly coupon formula provides that, if the closing price of the underlying stock on the related coupon observation date is greater than or equal to the downside threshold price, the contingent quarterly coupon paid on the corresponding coupon payment date will be equal to (i) the product of $51.25 times the number of coupon observation dates that have occurred up to and including the relevant coupon observation date minus (ii) the sum of all contingent quarterly coupons previously paid, if any, you should be aware that, with respect to any prior coupon observation dates that did not result in the payment of a contingent quarterly coupon, you will not be compensated for any opportunity cost implied by inflation and other factors relating to the time value of money. Further, there is no guarantee that you will receive any contingent quarterly coupon payment with respect to the securities at any time and you may lose your entire investment in the securities.

The Securities Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the securities will be based on the performance of the underlying stock, the payment of any amount due on the securities is subject to the credit risk of GS Finance Corp., as issuer of the securities, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the securities. The securities are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the securities, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the securities, to pay all amounts due on the securities, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other

October 2025

Debt” in the accompanying prospectus supplement and “Description of Debt Securities We May Offer — Guarantee by The Goldman Sachs Group, Inc.” in the accompanying prospectus.

The Estimated Value of Your Securities At the Time the Terms of Your Securities Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Securities

The original issue price for your securities exceeds the estimated value of your securities as of the time the terms of your securities are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such estimated value on the pricing date is set forth above under “Estimated Value of Your Securities”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your securities (if GS&Co. makes a market, which it is not obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your securities as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Securities”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Securities”. Thereafter, if GS&Co. buys or sells your securities it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your securities at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your securities as of the time the terms of your securities are set on the pricing date, as disclosed above under “Estimated Value of Your Securities”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the securities. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your securities in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your securities determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors” below.

The difference between the estimated value of your securities as of the time the terms of your securities are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the securities, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your securities. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured security with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your securities.

In addition to the factors discussed above, the value and quoted price of your securities at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the securities, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your securities, including the price you may receive for your securities in any market making transaction. To the extent that GS&Co. makes a market in the securities, the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured securities (and subject to the declining excess amount described above).

Furthermore, if you sell your securities, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your securities in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your securities at any price and, in this regard, GS&Co. is not obligated to make a market in the securities. See “Additional Risk Factors Specific to the Notes — Your Notes May Not Have an Active Trading Market” in the accompanying general terms supplement.

You Will Not Participate in Any Appreciation in the Price of the Underlying Stock and The Potential for the Value of Your Securities to Increase Will Be Limited

The amount you may receive for each of your securities at maturity is limited to $1,000.00 plus the final contingent quarterly coupon, no matter how much the price of the underlying stock may rise beyond the initial share price over the life of your securities. Accordingly, the amount payable for each of your securities may be significantly less than it would have been had you invested directly in the underlying stock.

October 2025

Your Securities Are Subject to Automatic Redemption

We will call and automatically redeem all, but not part, of your securities on a call payment date, if, as measured on any call observation date, the closing price of the underlying stock is greater than or equal to the initial share price. Therefore, the term for your securities may be reduced. You may not be able to reinvest the proceeds from an investment in the securities at a comparable return for a similar level of risk in the event the securities are automatically called prior to maturity. For the avoidance of doubt, if your securities are automatically called, no discounts, commissions or fees described herein will be rebated or reduced.

The Contingent Quarterly Coupon Does Not Reflect the Actual Performance of the Underlying Stock from Coupon Observation Date to Coupon Observation Date and Is Based Solely on the Closing Price of the Underlying Stock on the Applicable Coupon Observation Date

Whether the contingent quarterly coupon will be paid on a coupon payment date will be based on the closing price of the underlying stock on the applicable coupon observation date. The coupon for each quarterly coupon payment date is different from, and may be less than, a coupon determined based on the percentage difference between the initial share price and the closing price of the underlying stock on any coupon observation date or the difference between the closing prices of the underlying stock on two coupon observation dates. Accordingly, the contingent quarterly coupons, if any, on the securities may be less than the return you could earn on another instrument linked to the underlying stock that pays interest based on the performance of the underlying stock from the initial share price to the closing price of the underlying stock on any coupon observation date or from coupon observation date to coupon observation date. Moreover, because payment of the contingent quarterly coupon is based solely on the closing price of the underlying stock on the applicable coupon observation date, if such closing price is less than the downside threshold price, you will not receive a contingent quarterly coupon with respect to such coupon observation date, even if the closing price of the underlying stock was higher on other days during the term of the securities.

The Market Value of Your Securities May Be Influenced By Many Unpredictable Factors

When we refer to the market value of your securities, we mean the value that you could receive for your securities if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your securities, including:

•
the market price of the underlying stock to which your securities are linked;
•
the volatility — i.e., the frequency and magnitude of changes — in the market price of the underlying stock;
•
the dividend rate of the underlying stock;
•
economic, financial, regulatory, political, military, public health and other events that affect stock markets generally and the market segment of which the underlying stock is a part, and which may affect the market price of the underlying stock;
•
interest rates and yield rates in the market;
•
the time remaining until your securities mature; and
•
our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your securities may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in securities with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors will influence the price you will receive if you sell your securities before maturity, including the price you may receive for your securities in any market making transaction. If you sell your securities before maturity, you may receive less than the principal amount of your securities.

We Will Not Hold Shares of the Underlying Stock for Your Benefit

The indenture governing your security does not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey any shares of the underlying stock acquired by us or them. Neither we nor our affiliates will pledge or otherwise hold shares of the underlying stock for your benefit in order to enable you to exchange your security for shares under any circumstances. Consequently, in the event of our bankruptcy, insolvency or liquidation, any shares of the underlying stock owned by us will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

October 2025

You Have No Shareholder Rights or Any Rights to Receive Any Underlying Stock

Investing in your securities will not make you a holder of the underlying stock. Neither you nor any other holder or owner of your securities will have any rights with respect to the underlying stock, including any voting rights, any rights to receive dividends or other distributions, any rights to make a claim against the underlying stock or any other rights of a holder of the underlying stock. Your securities will be paid in cash and you will have no right to receive delivery of any shares of the underlying stock.

If You Purchase Your Securities at a Premium to Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Securities Purchased at Principal Amount and the Impact of Certain Key Terms of the Securities Will Be Negatively Affected

The amount you will be paid for your securities on the stated maturity date, if any, or the amount you will be paid on a call payment date will not be adjusted based on the issue price you pay for the securities. If you purchase securities at a price that differs from the principal amount of the securities, then the return on your investment in such securities held to a call payment date or the stated maturity date will differ from, and may be substantially less than, the return on securities purchased at principal amount. If you purchase your securities at a premium to principal amount and hold them to a call payment date or the stated maturity date, the return on your investment in the securities will be lower than it would have been had you purchased the securities at principal amount or a discount to principal amount.

In Some Circumstances, the Payment You Receive on the Securities May Be Based on the Securities of Another Company and Not the Issuer of the Underlying Stock

Following certain corporate events relating to the underlying stock where its issuer is not the surviving entity, the amount you receive at maturity may be based on the securities of a successor to the underlying stock issuer or any cash or any other assets distributed to holders of shares of the underlying stock in such corporate event. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the securities. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting Distribution Property (as described below) under “Supplemental Terms of the Notes — Anti-dilution Adjustments for Index Stocks” on page S-29 of the accompanying general terms supplement.

We May Sell an Additional Aggregate Principal Amount of the Securities at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate principal amount of the securities subsequent to the date of this pricing supplement. The issue price of the securities in the subsequent sale may differ substantially (higher or lower) from the issue price you paid as provided on the cover of this pricing supplement.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the securities are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as security holders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your securities, the underlying stock or other similar securities, which may adversely impact the market for or value of your securities.

Additional Risks Related to the Underlying Stock

The Underlying Stock Has a Very Limited Trading History

Your securities are linked to an underlying stock that has only recently commenced public trading and, therefore, has very limited historical performance. Because the underlying stock has no historical closing price prior to the completion of its initial public offering, limited historical underlying stock information will be available for you to consider in making an independent investigation of its underlying stock performance, which may make it difficult for you to make an informed decision with respect to the securities. Further, because the underlying stock has a very limited trading history, your investment in the securities may involve greater risks than an investment in securities linked to the securities of companies with a more established record of performance. For additional information about the underlying stock, see “The Underlying Stock”. No future performance of the underlying stock can be predicted based on the historical underlying stock performance information described herein.

Risks Related to Tax

Your Securities May Be Subject to an Adverse Change in Tax Treatment in the Future

The tax consequences of an investment in your securities are uncertain, both as to the timing and character of any inclusion in income in respect of your securities.

October 2025

The Internal Revenue Service announced on December 7, 2007 that it is considering issuing guidance regarding the tax treatment of an instrument such as your securities that are currently characterized as income-bearing pre-paid derivative contracts, and any such guidance could adversely affect the value and the tax treatment of your securities. Among other things, the Internal Revenue Service may decide to require the holders to accrue ordinary income on a current basis and recognize ordinary income on payment at maturity, and could subject non-U.S. investors to withholding tax. Furthermore, in 2007, legislation was introduced in Congress that, if enacted, would have required holders that acquired instruments such as your securities after the bill was enacted to accrue interest income over the term of such instruments even though there may be no interest payments over the term of such instruments. It is not possible to predict whether a similar or identical bill will be enacted in the future, or whether any such bill would affect the tax treatment of your securities. We describe these developments in more detail under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. You should consult your tax advisor about this matter. Except to the extent otherwise provided by law, GS Finance Corp. intends to continue treating the securities for U.S. federal income tax purposes in accordance with the treatment described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement unless and until such time as Congress, the Treasury Department or the Internal Revenue Service determine that some other treatment is more appropriate. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your securities in your particular circumstances.

Non-United States Holders Should Consider the Withholding Tax Implications of Owning the Securities

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of any contingent quarterly coupon payments and any amounts you receive upon the sale, exchange, redemption or maturity of your securities, could be collected via withholding. If these regulations were to apply to the securities, we may be required to withhold such taxes if any U.S.-source dividends are paid on the underlying stock during the term of the securities. We could also require you to make certifications (e.g., an applicable Internal Revenue Service Form W-8) prior to any contingent quarterly coupon payment or the maturity of the securities in order to avoid or minimize withholding obligations, and we could withhold accordingly (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. If withholding was required, we would not be required to pay any additional amounts with respect to amounts so withheld. These regulations generally will apply to 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) issued (or significantly modified and treated as retired and reissued) on or after January 1, 2027, but will also apply to certain 871(m) financial instruments (or a combination of financial instruments treated as having been entered into in connection with each other) that have a delta (as defined in the applicable Treasury regulations) of one and are issued (or significantly modified and treated as retired and reissued) on or after January 1, 2017. In addition, these regulations will not apply to financial instruments that reference a “qualified index” (as defined in the regulations). We have determined that, as of the issue date of your securities, your securities will not be subject to withholding under these rules. In certain limited circumstances, however, you should be aware that it is possible for non-United States holders to be liable for tax under these rules with respect to a combination of transactions treated as having been entered into in connection with each other even when no withholding is required. You should consult your tax advisor concerning these regulations, subsequent official guidance and regarding any other possible alternative characterizations of your securities for U.S. federal income tax purposes.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Securities, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Securities to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your securities.

October 2025

The Underlying Stock

The underlying stock issuer is Robinhood Markets, Inc. According to publicly available information, Robinhood Markets, Inc. is a financial services platform.

Where Information About the Underlying Stock Issuer Can Be Obtained

The underlying stock is registered under the Securities Exchange Act of 1934. Companies with securities registered under the Exchange Act are required to file financial and other information specified by the U.S. Securities and Exchange Commission (“SEC”) periodically. Information filed by the underlying stock issuer with the SEC electronically can be reviewed through a web site maintained by the SEC. The address of the SEC’s web site is sec.gov. Information filed with the SEC by the underlying stock issuer under the Exchange Act can be located by referencing its SEC file number 001-40691.

Information about the underlying stock issuer may also be obtained from other sources such as press releases, newspaper articles and other publicly available documents.

We do not make any representation or warranty as to the accuracy or completeness of any materials referred to above, including any filings made by the underlying stock issuer with the SEC.

We Obtained the Information About the Underlying Stock Issuer From the Underlying Stock Issuer’s Public Filings

This pricing supplement relates only to your security and does not relate to the underlying stock or other securities of the underlying stock issuer. We have derived all information about the underlying stock issuer in this pricing supplement from the publicly available information referred to in the preceding subsection. We have not participated in the preparation of any of those documents or made any “due diligence” investigation or inquiry with respect to the underlying stock issuer in connection with the offering of your security. Furthermore, we do not know whether all events occurring before the date of this pricing supplement — including events that would affect the accuracy or completeness of the publicly available documents referred to above and the trading price of shares of the underlying stock — have been publicly disclosed. Subsequent disclosure of any events of this kind or the disclosure of or failure to disclose material future events concerning the underlying stock issuer could affect the value you will receive at maturity and, therefore, the market value of your security.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying stock.

We or any of our affiliates may currently or from time to time engage in business with the underlying stock issuer, including making loans to or equity investments in the underlying stock issuer or providing advisory services to the underlying stock issuer, including merger and acquisition advisory services. In the course of that business, we or any of our affiliates may acquire non-public information about the underlying stock issuer and, in addition, one or more of our affiliates may publish research reports about the underlying stock issuer. As an investor in a security, you should undertake such independent investigation of the underlying stock issuer as in your judgment is appropriate to make an informed decision with respect to an investment in a security.

October 2025

Historical Closing Prices of the Underlying Stock

The closing prices of the underlying stock have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the underlying stock has recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing prices of the underlying stock during the period shown below is not an indication that the underlying stock is more or less likely to increase or decrease at any time during the life of your securities.

You should not take the historical prices of the underlying stock as an indication of the future performance of the underlying stock, including because of the recent volatility described above. We cannot give you any assurance that the future performance of the underlying stock will result in you receiving an amount greater than the outstanding principal amount of your securities on the stated maturity date, or that you will not lose a significant portion or all of your investment.

Neither we nor any of our affiliates make any representation to you as to the performance of the underlying stock. Before investing in the offered securities, you should consult publicly available information to determine the prices of the underlying stock between the date of this pricing supplement and the date of your purchase of the offered securities and, given the recent volatility described above, you should pay particular attention to recent share prices of the underlying stock. The actual performance of the underlying stock over the life of the offered securities, as well as the amount payable at maturity, may bear little relation to the historical prices shown below.

The table below shows the high, low and period end underlying stock closing prices of the Class A common stock of Robinhood Markets, Inc. for the last two calendar quarters of 2021 (from July 29, 2021), each of the four calendar quarters in 2022, 2023, 2024 and 2025 (through October 24, 2025), adjusted for corporate events, if applicable. We obtained the underlying stock prices listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Index Closing Prices of Robinhood Markets, Inc.

	High	Low	Period End
2021
Quarter ended September 30 (from July 29, 2021)	$70.39	$34.82	$42.08
Quarter ended December 31	$42.07	$17.11	$17.76
2022
Quarter ended March 31	$18.44	$10.65	$13.51
Quarter ended June 30	$13.83	$6.89	$8.22
Quarter ended September 30	$11.25	$8.18	$10.10
Quarter ended December 31	$12.33	$7.70	$8.14
2023
Quarter ended March 31	$11.14	$8.08	$9.71
Quarter ended June 30	$10.18	$8.35	$9.98
Quarter ended September 30	$13.12	$9.53	$9.81
Quarter ended December 31	$13.26	$7.93	$12.74
2024
Quarter ended March 31	$20.13	$10.56	$20.13
Quarter ended June 30	$23.70	$16.23	$22.71
Quarter ended September 30	$24.63	$16.42	$23.42
Quarter ended December 31	$43.20	$22.33	$37.26
2025
Quarter ended March 31	$65.28	$35.63	$41.62
Quarter ended June 30	$93.63	$34.17	$93.63
Quarter ended September 30	$143.18	$91.27	$143.18
Quarter ending December 31 (through October 24, 2025)	$152.46	$127.22	$139.79

October 2025

The graph below shows the daily historical closing prices of the underlying stock from the completion of its initial public offering on July 29, 2021 through October 24, 2025, adjusted for corporate events, if applicable. As a result, the following graph does not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most equity securities. We obtained the closing prices in the graph below from Bloomberg Financial Services, without independent verification.

Historical Performance of Robinhood Markets, Inc.

October 2025

Supplemental Discussion of U.S. Federal Income Tax Consequences

No statutory, judicial or administrative authority directly addresses how your securities should be characterized and treated for U.S. federal income tax purposes. As a result, the U.S. federal income tax consequences of your investment in your securities are uncertain. You will be obligated pursuant to the terms of the securities — in the absence of a change in law, an administrative determination or a judicial ruling to the contrary — to characterize each security for all tax purposes as an income-bearing pre-paid derivative contract in respect of the underlying stock, as described under “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying general terms supplement. It is the opinion of Sidley Austin LLP that such a characterization of the securities for U.S. federal income tax purposes is a reasonable interpretation of current law. Pursuant to this approach, it is the opinion of Sidley Austin LLP that it is likely that coupon payments will be taxed as ordinary income in accordance with your regular method of accounting for U.S. federal income tax purposes. If you are a non-United States holder of the securities, we intend to withhold on coupon payments made to you at a 30% rate or at a lower rate specified by an applicable income tax treaty. In addition, upon the sale, exchange, redemption or maturity of your securities, you should recognize capital gain or loss equal to the difference, if any, between the amount you receive at such time (excluding any amounts attributable to accrued and unpaid coupon payments, which will be taxable as described above) and your tax basis in your securities.

Notwithstanding the foregoing, since the appropriate U.S. federal income tax characterization and treatment of your securities are uncertain, it is possible that the Internal Revenue Service could assert a different characterization and treatment than that described immediately above. In this case, the timing and character of income, gain or loss recognized with respect to your securities could substantially differ from that described above.

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the securities will generally be subject to the FATCA withholding rules.

October 2025

Supplemental Plan of Distribution; Conflicts of Interest

As described under “Supplemental Plan of Distribution” in the accompanying general terms supplement and “Plan of Distribution — Conflicts of Interest” in the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered securities specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the securities to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $22.50 for each security it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession for each security as a structuring fee. The costs included in the original issue price of the securities will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of securities within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of securities will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell securities in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the securities against payment therefor in New York, New York on October 29, 2025. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade securities on any date prior to one business day before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the securities. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time without notice. No assurance can be given as to the liquidity or trading market for the securities.

October 2025

Validity of the Securities and Guarantee

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the securities offered by this pricing supplement have been executed and issued by GS Finance Corp., such securities have been authenticated by the trustee pursuant to the indenture, and such securities have been delivered against payment as contemplated herein, (a) such securities will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such securities will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated January 27, 2025, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on January 27, 2025.

October 2025